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EXHIBIT 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors CH2M HILL Industrial Design and Construction, Inc.:

        We consent to incorporation by reference in the Registration Statement (No. 333-60700) on Form S-8 of CH2M HILL Companies, Ltd. of our report dated January 21, 2000 relating to the consolidated balance sheets of CH2M HILL INDUSTRIAL DESIGN CORPORATION and Subsidiaries (currently known as CH2M HILL Industrial Design and Construction, Inc.) as of December 31, 1999 and 1998, and the related consolidated statements of income and retained earnings, comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears as exhibit 99.2 in this Form 10-K of CH2M HILL Companies, Ltd.

KPMG LLP

Portland, Oregon
March 27, 2002

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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS